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                                                                   EXHIBIT 10.18


                                        June 29, 2001

Richard T. Riley
132 Wildwood Road
Andover, MA 01810

Re:  Employment Agreement
     --------------------

Dear Rich:

     We are all pleased that you have accepted your new assignment with NEBS. Although we have discussed many of the details of your new assignment, this letter will outline some of the terms of your employment with New England Business Service, Inc. ("NEBS" or the "Company") following the assumption of your new duties and responsibilities.

     This letter agreement is effective as of July 1, 2001 and will continue in effect through June 30, 2003. Except as expressly provided herein, this agreement neither imposes nor confers any further rights or obligations on you or the Company from and after the end of the term of this agreement; provided that the expiration of the term of this agreement of itself and without subsequent action by you or the Company will not end the employment relationship between the Company and you.

     As of July 1, 2001, you will assume the position of Senior Vice President and President, NEBS Direct Marketing. Effective July 1, 2001 and throughout the term of your employment hereunder, your annual base salary will be $275,000, payable in conformity with the Company's policies relating to salaried employees. Your base salary will be subject to annual review and may be increased, but not decreased, by the Company's Board of Directors (or a committee thereof). You will also continue to participate in NEBS' annual executive bonus plan; provided that 50% of your bonus target for fiscal 2002 will be guaranteed.

     If, during the term of this agreement, your position as a senior executive of the Company is terminated (a) by the Company for any reason other than cause (as defined below) or your death or disability, or (b) by you for good reason (as defined below), then (i) the Company will continue to pay you as a full-time employee on inactive status at your base salary in effect immediately prior to your termination date (or, if higher, immediately prior to the first occurrence of an event constituting good reason) for the remaining term of this agreement (plus any guaranteed bonus, as set forth above, to the extent not already paid), and (ii) thereafter, you will be entitled to receive the standard NEBS separation package available to senior executives of the Company.
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Richard T. Riley
June 29, 2001
Page 2 of 3

     During your separation pay period, you may elect to continue coverage for yourself and your family under the Company's group medical and dental plans, provided you are not otherwise eligible to receive comparable coverage pursuant to another employer's plans; and the Company will pay the same portion of the premium cost of such coverage, if any, as is paid by the Company for members of senior management who are employed on active status. All stock options and restricted stock awarded to you will continue to vest during the separation pay period.

     You will not be entitled to the separation pay and benefits described in this letter if your employment with the Company is terminated by reason of your death or disability, or by the Company for cause, or if you voluntarily terminate your employment other than for good reason. For purposes of this Agreement, (a) "termination for good reason" means termination of your employment by you during the term of this Agreement following (i) a reduction in your base salary or a significant diminution of your position or responsibilities, or (ii) your ceasing to report directly to Robert J. Murray (by reason of Mr. Murray's retirement or otherwise), and (b) "termination for cause" means termination of your employment by the Company by reason of (i) any significant, deliberate misuse or misappropriation by you of money or property of the Company, (ii) any flagrant act of dishonesty or disloyalty by you that is injurious to the Company or its reputation, monetarily or otherwise, (iii) any wrongful or negligent act of yours, which materially adversely affects the business of the Company, (iv) any material violation of the Company's written policies, standards and guidelines and, if such violation is susceptible to cure, you have failed to substantially cure such violation within twenty (20) days after written notice thereof is delivered to you, or (v) your willful and continued failure (other than any such failure attributable to your incapacity due to physical or mental illness, or death), to perform substantially your duties and responsibilities after written demand for substantial performance is delivered to you.

     The Company's obligation to provide the separation pay and benefits described in this letter is conditioned upon your execution of a customary general release in favor of the Company, its affiliates, and their respective directors, officers, employees, agents and representatives.

     This letter is neither intended to provide a comprehensive list of the fringe benefits that will continue to be available to you as a senior executive of the Company, nor is it intended to address all of your obligations to NEBS. This letter was designed to note those areas in which the terms of your employment will differ from standard provisions that may be applicable from time to time to other senior executives of the Company.

     If you agree with the terms as stated in this letter agreement, please countersign both originals below and return one to me. You may keep the other for your files.
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Richard T. Riley
June 29, 2001
Page 3 of 3

     If you have any questions or concerns, please feel free to speak with me or with Bob Glaudel.

                                        Sincerely,

                                        /s/ Robert J. Murray
                                        Robert J. Murray
                                        Chairman & Chief Executive Officer
Agreed to and accepted
as of the date written above:

/s/ Richard T. Riley
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Richard T. Riley

cc:  Robert H. Glaudel
     Senior Vice President, Human Resources